Consent of Independent Auditors

To the Policyholders and the Board of Directors

Mutual of America Life Insurance Company:

We consent to the use of our report dated March 21, 2019, with respect to the consolidated statutory statements of financial condition of Mutual of America Life Insurance Company and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statutory statements of operations and surplus, and cash flow for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference. We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information on Form N-4.

Our report related to the Company’s consolidated financial statements, dated March 21, 2019, includes explanatory language that states that the Company prepared the consolidated financial statements using statutory accounting practices prescribed or permitted by the New York State Department of Financial Services, which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, our report states that the consolidated financial statements are not intended to be and, therefore, are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices prescribed or permitted by the New York State Department of Financial Services.

New York, New York

April 29, 2019